Exhibit 10.19

June 18, 2007

Mr. George A. (“Chip”) Carbonar

78 Hollow Drive

Malvern, PA 19355

Dear Chip,

On behalf of Montpelier Technical Resources Limited, I am pleased to offer you employment in a key position (Vice President - Finance) reporting to me in New Hampshire with the following compensation and benefits package:

Salary

You will receive base pay of $6,666.67 semi-monthly, which when annualized is equivalent to $160,000 per year.  We do not intend that this salary will be increased during 2008, but we expect that this will be reviewed annually thereafter.

Annual Bonus Plan

You will be eligible to participate in the Company’s Annual Bonus Plan, making you eligible for a pro rata cash bonus in the 2007 plan year, payable no later than the Company’s second March 2008 payroll cycle.  Bonus amounts are paid at the discretion of the CEO and are based on the Company’s annual results and the individual’s performance.

For the 2007 plan, your target bonus will be 75% of your pro rated salary subject to a guaranteed minimum bonus equal to 37.5% of your pro rated base salary, generally similar to employees in the group B bonus plan of Montpelier Re Holdings.

Please note that the companywide target bonuses are presently at enhanced level as a retention measure following the adverse impact to the Company’s Long Term Incentive Plan (“LTIP”) arising from the events of 2005 and the various competing companies that were formed.  The target and performance criteria applicable to the Annual Bonus Plan are reviewed each year by the Compensation and Nominating Committee of the Company’s Board of Directors, and accordingly may vary for subsequent plan years.

Long Term Incentive Plan

Subject to approval of the Board of Montpelier Re Holdings at its next scheduled meeting you shall receive a one time grant of 5,000 Restricted Share Unit’s (“RSU’s”), which shall vest pro rata over the five (5) year period following your start date, and which RSU’s shall not be saleable until the end of the fifth year following your start date.  In the unlikely event that such approval does not occur, in lieu of such award you will be provided with comparable compensation in another form.

Subject to satisfactory performance and the approval of the Compensation and Nominating Committee of Montpelier Re Holdings Ltd., you will be eligible for participation in the group’s LTIP for the 2008 and subsequent years of account; provided, however, the notional number of share equivalents (RSU’s and performance share units) of such grant in 2008 will be no less than 4,000 for the 2008-2010 performance cycle.  Note that to the extent the form of the LTIP grants are changed or the plan is replaced such proscribed minimums may not be applicable, in which case you will participate in the revised form of the bonus program at the same relative level as compared to other employees.

Starting Bonus

In connection with your employment, you shall be paid a one-time starting bonus of US$100,000 as soon as practical following your start date; however such bonus shall be refundable should you voluntarily resign within twelve months from your start date.

Benefits

All benefits will be offered as follows:

I.	Medical and Dental Coverage (Employee contributes 20% of premium cost on a pre-tax basis)
II.	Group Life & AD&D Policy
III.	Short-Term and Long-Term Disability
IV.	401(k) Plan
V.	FSA Medical and Childcare Reimbursement Program
VI.	Educational Assistance
VII.	Vacation — 20 days (Vacation is on an accrual basis from date of hire)
VIII.	All Company recognized Holidays
IX.	One time relocation benefit to the Upper Valley to be reasonably agreed.

Your employment is contingent upon your signing the forthcoming document regarding the Corporate Technology Policy.  As a condition of your employment, you will also be required to review and acknowledge, in writing, the Company’s Employee Handbook, including all company policies regarding IT and confidential information of the Company.  Your commencement date is scheduled on or before July 16, 2007.

Appropriate documentation is required for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes.

Termination of Employment

Your employment will be subject to three months’ notice of termination in writing if by you or six months’ notice of termination in writing if by the Company, notwithstanding the foregoing:

(a)                                  Notice of termination is not required during any probationary period.

(b)                                 The period of notice may be waived either in whole or partly by mutual agreement of the parties.

(c)                                  Payment in lieu of notice may be given at the Company’s discretion.

(d)                                 The Company may terminate your employment forthwith in the event that you commit any act of gross default, serious misconduct, dishonesty or fraud resulting in serious harm or injury either to the reputation or business of the Company, or the clients of the Company.

Should you have any questions about starting with Montpelier Technical Resources Limited, please do not hesitate to contact me.

Sincerely yours,

Michael S. Paquette

I agree to the terms of the employment set forth above.

Signed	Date